EXHIBIT 99.1
                                                                    ------------

   CONTACTS

   EPICEPT CORPORATION
   Robert W. Cook
   (201) 894-8980
   rcook@epicept.com
   -----------------

   FEINSTEIN KEAN HEALTHCARE
   Francesca T. DeVellis
   (617) 577-8110
   francesca.devellis@fkhealth.com


    EPICEPT ANNOUNCES SUCCESSFUL PHASE I TRIAL IN BRAIN CANCER FOR AZIXA(TM)
                     (MPC6827) CONDUCTED BY MYRIAD GENETICS

      FIRST CLINICAL PROOF OF CONCEPT FOR EPICEPT'S NOVEL APOPTOSIS INDUCER
                               TECHNOLOGY PLATFORM

ENGLEWOOD CLIFFS, NJ - (SEPTEMBER 25, 2006) EpiCept Corporation (Nasdaq and OMX
Stockholm: EPCT) today announced that Myriad Genetics, Inc. (Nasdaq: MYGN) has reported positive clinical results for Azixa(TM), a compound discovered by EpiCept and licensed to Myriad as part of an exclusive, worldwide development and commercialization agreement. Based on these results, Myriad intends to initiate Phase II clinical trials for the drug this fall, triggering a milestone payment to EpiCept.

Myriad Genetics has reported that in a Phase I study of Azixa in cancer that has metastasized to the brain, the drug achieved its maximum tolerated dose in patients. Myriad also noted a measured reduction in tumor size in certain patients, suggesting evidence of activity. Myriad has stated that it is finalizing the therapeutic dose and regimen to bring Azixa forward to Phase II trials shortly.

"We are excited that a compound discovered through the application of our proprietary apoptosis screening technology will soon be entering Phase II trials," remarked Jack Talley, president and chief executive officer. "Our researchers continue to identify promising families of compounds with potentially novel mechanisms to induce apoptosis in cancer cells. As this work proceeds, we are also advancing the lead drug candidates that have already been identified. This includes our anticipated IND filing for EPC2407, a small molecule apoptosis inducer for the treatment of certain types of cancer, later this year."

EpiCept's proprietary apoptosis screening technology can efficiently identify new cancer drug candidates and molecular targets that selectively induce apoptosis in cancer cells through the use of chemical genetics and its proprietary live cell high-throughput caspase-3 screening technology. Azixa represents the first confirmed clinical proof of concept for this new technology, which is the basis for the company's oncology drug discovery efforts.

ABOUT EPICEPT'S APOPTOSIS MODULATOR DISCOVERY PLATFORM

Cancerous cells often exhibit unchecked growth caused by the disabling or absence of the natural process of programmed cell death called apoptosis. Apoptosis is normally triggered to destroy a cell from within when it outlives its purpose or it is seriously damaged. One of the most promising approaches in the fight against cancer is to selectively induce apoptosis in cancer cells, thereby checking, and perhaps reversing, the improper cell growth.

EpiCept researchers can efficiently identify new cancer drug candidates and molecular targets that selectively induce apoptosis in cancer cells through the use of chemical genetics and our proprietary live cell high-throughput caspase-3 screening technology. Chemical genetics is a research approach investigating the effect of small molecule drug candidates on the cellular activity of a protein, enabling researchers to determine the protein's function. Using this approach with its proprietary caspase-3 screening technology, EpiCept researchers can focus their investigation on the cellular activity of small molecule drug candidates and their relationship to apoptosis. The focus on apoptosis is achieved by screening for the activity of caspase-3, an enzyme with an essential role in cleaving other important proteins necessary to cause cell death through apoptosis.

This combination of chemical genetics and caspase-3 screening technology allows EpiCept's researchers to discover and rapidly test the effect of small molecules on pathways and molecular targets crucial to apoptosis, and gain insights into their potential as new anticancer agents. Our screening technology is particularly versatile and can be adapted for almost any cell type that can be cultured, and it can measure caspase activation inside multiple cell types (e.g. cancer cells, immune cells, or cell lines from different organ systems or genetically engineered cells). This allows researchers to find potential drug candidates that are selective for specific cancer types, which may help identify candidates that provide increased therapeutic benefit and reduced toxicity.

ABOUT EPICEPT CORPORATION

EpiCept is an emerging specialty pharmaceutical company focused on unmet needs in the treatment of pain and cancer. The Company has a staged portfolio of product candidates with several pain therapies in late-stage clinical trials, and a lead oncology compound (for acute myeloid leukemia, AML) with demonstrated efficacy in a Phase III trial; the compound is intended for commercialization in Europe. EpiCept is based in New Jersey, and the Company's research and development team in San Diego is pursuing a drug discovery program focused on novel approaches to apoptosis.

FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding the efficacy, safety, and intended utilization of the Company's product candidates, the conduct and results of future clinical trials, the sufficiency of the Company's existing capital resources, plans regarding regulatory filings, future research and clinical trials and plans regarding partnering activities. Factors that may cause actual results to differ materially include the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later stage clinical trials, the risk that the Company will not obtain approval to market its product candidates, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. These factors and others are more fully discussed in the Company's periodic reports and other filings with the SEC.


                                      ####



EPCT-GEN






                                       3